Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PGT INNOVATIONS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

* * * * *

PGT Innovations, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.	The present name of the Corporation is PGT Innovations, Inc.

2.	The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 16, 2003. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on July 3, 2006 and a Certificate of Amendment to such Amended and Restated Certificate of Incorporation on December 15, 2016.

3.	This Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation pursuant to the provisions of Sections 141 and 242 of the DGCL.

4.	The Corporation’s Amended and Restated Certificate of Incorporation, dated as of July 3, 2006, is hereby amended to add a new Article FIFTEENTH as follows:

FIFTEENTH: To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of its stockholders under that certain Agreement and Plan of Merger, dated as of January 16, 2024 (as it may be amended from time to time, the “Merger Agreement”), among the Corporation, MIWD Holding Company LLC, a Delaware limited liability company, and RMR MergeCo, Inc., a Delaware corporation, including under Section 11.06 thereto, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 11.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors (subject to its fiduciary duties), be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

5.	The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and the stockholders of the Corporation have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 18th day of March, 2024.

PGT INNOVATIONS, INC.

By:
	Name:	Jeffrey T. Jackson
	Title:	President